EXHIBIT 10.10

GOE/LOL	SUBORDINATED PROMISSORY NOTE

RIGHTS OF THE HOLDER TO RECEIVE PAYMENTS HEREUNDER ARE SUBJECT TO A SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED THE DATE HEREOF EXECUTED BY THE HOLDER REFERRED TO BELOW IN FAVOR OF COBANK, ACB, AS AGENT FOR THE LENDERS (TOGETHER WITH THE AGENT, THE “SENIOR LENDERS”) PARTY TO THAT CERTAIN AMENDED AND RESTATED CREDIT AGREEMENT OF EVEN DATE HEREWITH BETWEEN THE DEBTORS (AS DEFINED BELOW) AND THE SENIOR LENDERS (THE “CREDIT AGREEMENT”).

SUBORDINATED PROMISSORY NOTE

$17,000,000	June 30, 2006
Minneapolis, Minnesota

FOR VALUE RECEIVED, Golden Oval Eggs, LLC, a Delaware limited liability company Midwest Investors of Iowa, Cooperative, an Iowa Cooperative, and GOECA, LP, a Delaware limited partnership (the “Debtors”), hereby promise to pay to the order of Land O’ Lakes, Inc., a Minnesota cooperative corporation (the “Holder”), at 4001 Lexington Avenue North, Arden Hills, MN 55126, or such other address or such other holder as the Holder of this Note may specify, in lawful money of the United States of America and in immediately available funds, the principal sum of Seventeen Million Dollars ($17,000,000) together with interest on the outstanding principal from the date hereof until paid in full at the applicable interest rate provided below.

This Note was issued pursuant to that certain Asset Purchase Agreement dated as of May 23, 2006 (the “Agreement”) among the Debtors, the Holder and others.  Except as otherwise defined in this Note, all capitalized terms shall have the meanings provided in the Agreement.

Repayment

1.             No payments of principal or interest shall be due or payable under this Note until June 30, 2008, at which point Debtors shall be obligated to begin making payments of $200,000 (with such payments being applied against principal, which shall be defined as the original principal amount of this Note plus all accrued but unpaid interest from the date of issuance to June 30, 2008, or an estimated $21,080,000) and on the last day of each succeeding calendar quarter through and including June 30, 2009 (the “Maturity Date”), at which point the entire unpaid balance of principal and interest shall be due and payable in full.  In addition to, and together with, the above-described payments of principal, Debtors shall, commencing June 30, 2008, be obligated to pay interest on a monthly basis.

Interest; Warrant Coverage

2.             Subject to the other provisions of this Note, interest shall accrue on the unpaid principal balance at the rate of twelve percent (12%) per annum, computed on the basis of a 365-day year containing 12 months, counting the actual number of days in each month; provided, however, that in the event Debtors fail to make a scheduled payment of principal and/or interest at any time between June 30, 2008 and the Maturity Date, then the applicable interest rate shall increase to twelve and a quarter percent (12.25%); in the event Debtors fail to make a scheduled payment of principal and/or interest for a second time between June 30, 2008 and the Maturity Date, then the applicable interest rate shall increase to twelve and a half percent (12.50%); in the event Debtors fail to make a scheduled payment of principal and/or interest for a third time between June 30, 2008 and the Maturity Date, then the applicable interest rate shall increase to twelve and three quarters percent (12.75%); and in any event, if there remains outstanding any amounts due under this Note after June 30, 2009, then the applicable interest rate for the period from June 30, 2009 until this Note is paid in full, shall be the then applicable interest rate plus one percent (1%); provided, however, that in no event shall the applicable interest rate (including the “Default Rate” described in Section 6, below) exceed thirteen and three quarters percent (13.75%).

In the event this Note has not been paid in full on or before the Maturity Date, Holder shall have the right, at Holder’s option, to exercise that number of units of the common membership interests of Debtor Golden Oval Eggs, LLC equal to ten (10%) of the then-issued and outstanding units of such Debtor’s common membership interest at an exercise price of $0.01 per share pursuant to the Warrant issued by Debtor Golden Oval Eggs, LLC to Holder as of the date hereof.

Optional Prepayments

3.             The Debtors may prepay in whole, or from time to time in part, amounts due under this Note, without penalty or premium.  Any partial prepayments shall be applied first to accrued interest and then to the installments of principal in the inverse order of their maturity.

Payments of Principal and Interest

4.             The Debtors shall pay to the Holder, either by certified check or by wire transfer of immediately available funds to such account as Holder may specify in writing, all amounts payable to Holder in respect of the principal of, or interest on, this Note, without any presentation of this Note.  Each such payment, when paid, shall be applied first to the payment of interest accrued and unpaid on this Note, and second to the payment of the principal hereof.  Notwithstanding any other provision of this Note, in no event shall the interest due under this Note exceed the highest rate permitted by applicable law.

Subordination; Security

5.             The indebtedness evidenced by this Note shall be subordinated in accordance with and to the extent provided in the Subordination Agreement referenced on the first page hereof.  Throughout the term of this Note, the Holder shall receive from the Debtors copies of any periodic reports and other information required of the Debtors by its Senior Lenders.  The Note shall be secured by a lien on all of Debtors’ assets pledged pursuant to the Security Agreement of even date herewith between Debtors and Holder which lien shall be fully subordinated to the Senior Lenders, as more fully set forth in the Subordination Agreement referenced above.

Default, Acceleration, Default Interest Rate

6.             For purposes of this Note, an “Event of Default” shall mean Debtors’ failure to make a payment of interest or principal when due; Debtors’ failure to provide Holder with the information more particularly described in Section 7, below; Debtors’ failure to observe any other covenant described in this Note; or Debtors’ default under the Credit Agreement where such default results in the acceleration of amounts due thereunder.

(a)           Upon the occurrence of any Event of Default, and while such Event of Default is continuing, the Note shall accrue interest at the interest rate that would otherwise then be applicable plus one percent (1%) (the “Default Rate”), compounded and payable as provided in Section 2 above.  In the event Debtors have no outstanding obligations to the Senior Lenders and the Subordination Agreement has been terminated, Holder may, upon an Event of Default, by written notice to Debtors, declare the indebtedness under this Note to be immediately due and payable, whereupon the same shall become due and payable without further notice or demand.

(b)           Upon the occurrence of any Event of Default, in the event of a collection action or efforts pursued by Holder, Debtors shall pay Holder’s out-of-pocket collection costs, including without limitation reasonable attorneys’ fees and legal costs, whether or not any suit or enforcement proceeding is commenced.

Information Rights

7.             For so long as this Note remains outstanding, Debtors will furnish Holder such periodic financial statements and reports of Debtors as may be required to be furnished to the Senior Lender, including, without limitation, the following:

(a)           As soon as available and in any event within 90 days after the end of each fiscal year of Debtors, the financial statements of Debtors consisting of at least statements of income, cash flow and changes in members’ equity, and a balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by certified public accountants of recognized national standing, selected by Debtors, together with any management letters, management reports or other supplementary comments or reports to Debtors furnished by such accountants.

(b)           As soon as available and in any event within 30 days after the end of each fiscal month (except for the month of January), unaudited statements of income, cash flow and changes in members’ equity for Debtors for such month and for the period from the beginning of such fiscal year to the end of such month, and a balance sheet of Debtors as at the end of such month, setting forth in comparative form figures for the corresponding period for the preceding fiscal year.

(c)           As soon as practicable and in any event within 30 days prior to the beginning of each fiscal year of Debtors, statements of forecasted income for Debtors for such fiscal year and a forecasted balance sheet of Debtors, together with supporting assumptions.

(d)           As soon as practicable and in any event within 30 days after the end of each month, a written report on Debtors’ capital expenditures, and promptly upon the mailing or filing thereof, copies of all financial statements, reports, proxy statements, registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

Restrictions On Debtors Actions While Subordinated Note is Outstanding.

8.             As long as this subordinated Note is outstanding, the Holder may restrict the following actions at the Debtors:

(a)           If the subordinated Note will not be completely paid off as part of a merger or exchange, the Holder can veto such merger or plan of exchange of the Debtors.  In the event of a cashless merger, such approval shall not be unreasonably withheld.  If a portion of the subordinated Note is not being paid, the Holder could veto the sale of fixed assets to a third party of more than 10% per calendar year, or 30%, in the aggregate, of the assets of the Debtors.

(b)           Except as specifically permitted in the Credit Agreement, without prior approval of the Holder, the Debtors will not take on additional debt, nor will it mortgage, pledge, assign, encumber or grant security interests in any Debtors assets.

(c)           The Debtors will not have an annual operating and capital budget that exceeds the budget for the preceding year by more than 10% in any one year after, but including, the acquisition and with full accommodation for the recent growth at Debtors.  Such budget to be discussed prior to financial close on this transaction.

General.

9.             Debtors hereby:

(a)           waive diligence, presentment, demand for payment, notice of dishonor, notice of non-payment, protest, notice of protest, and any and all other demands in connection with the delivery, acceptance, performance, default or enforcement of this Note;

(b)           waive the benefit of any statute of limitations to the maximum extent permitted by law with respect to any action to enforce or otherwise related to this Note;

(c)           agree that Holder shall have the right, without notice, to grant any extension of time for payment of any indebtedness evidenced by this Note or any other indulgence or forbearance whatsoever;

(d)           agree that no failure on the part of Holder to exercise any power, right or privilege hereunder, or to insist upon prompt compliance with the terms of this Note shall constitute a waiver of that power, right or privilege;

(e)           agree that the acceptance at any time by Holder of any past due amounts shall not be deemed to be a waiver of the requirement to make prompt payment when due of any other amounts then or hereafter due and payable; and

(f)            agree that Holder may pledge this subordinated Note to its creditors without seeking Debtors’ consent; provided, however, that Holder shall not be permitted to pledge or otherwise assign this Note to a competitor of Debtors without Debtors’ advance written consent.  For purposes of this Section 9(f), the term “competitor” shall mean any person or business enterprise engaged in a business that competes directly or indirect with that of Debtors.

Jurisdiction.

10.           This Note shall be governed in all respects by the laws of the state of Minnesota. Debtors covenant, and by the acceptance of this Note Holder also covenants, that each irrevocably (a) waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of the Agreement or this Note or any of the transactions contemplated hereby, (b) submits to the personal jurisdiction of the state courts of Minnesota or, if the United States District Courts would otherwise have jurisdiction, the United States District Court for the District of Minnesota, (c) waives any and all objections (including, without limitation, inconvenience of forum) to jurisdiction or venue within the state of Minnesota.

GOLDEN OVAL EGGS, LLC

By	/s/ Dana Persson
Its	President and Chief Executive Officer

MIDWEST INVESTORS OF IOWA, COOPERATIVE

By	/s/ Dana Persson
Its	President and Chief Executive Officer

GOECA, LP

By	/s/ Dana Persson
Its	President and Chief Executive Officer